Exhibit 2.7

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:		)	Chapter 11
)
FAO, INC., et al.,(1))			Case No. 03-10119 (LK)
		)	Jointly Administered
	Debtors.	)
		)	Re: Docket No. 737

ORDER APPROVING POST-CONFIRMATION OPTIONS RELATING TO
DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF FAO INC. AND ITS DEBTOR SUBSIDIARIES, AS MODIFIED

The matter coming before the Court on the Emergency Motion (the “Motion”) of the above-captioned debtors and debtors in possession (the “Debtors”), the Official Committee of Unsecured Creditors (the “Committee”) and the Post-Confirmation Committee (together with the Debtors and the Committee, the “Movants”), pursuant to which the Movants sought approval for certain post-confirmation modifications to the First Amended Joint Plan of Reorganization of FAO Inc. and its Debtor Subsidiaries, as Modified (the “Plan”) pursuant to section 1127(b) of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”); the Court having considered the Motion, and having heard the statements of counsel regarding the relief requested in the Motion at a hearing held on April 17, 2003 (the “Hearing”) in these chapter 11 cases;

IT IS HEREBY FOUND, based on the record made at the Hearing:

A.            The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334.

B.            This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A).

(1)   The Debtors are the following five entities:  FAO, Inc., FAO Schwarz, Inc., ZB Company, Inc., Targoff-RS, LLC and The Right Start, Inc.

C.            Notice of the Motion was given to the Office of the United States Trustee for the District of Delaware, counsel for Wells Fargo Retail Finance, as Agent, and all parties having filed a notice of appearance in these chapter 11 cases and was sufficient under the circumstances and no other or further notice need be provided.

D.            The modifications to the Plan proposed in the Motion are necessary and appropriate under the circumstances and are permissible under section 1127(b) of the Bankruptcy Code.

E.             The members of the Committee and the Post-Confirmation Committee have acted in good faith in the negotiation and implementation of the Plan modifications proposed in the Motion.

On the basis of and consistent with the foregoing findings, and good cause appearing to the Court therefore,

IT IS HEREBY ORDERED THAT:

1.             The Motion is GRANTED.

2.             Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

3.             The Plan is modified as follows:

a.               The following language is inserted at the end of Section 4.08 of the Plan:

Notwithstanding anything to the contrary herein, in the event that the Debtors’ excess availability under their Exit Financing Facility on December 18, 2003 is less than $37 million then the December 2003 payments to holders of Allowed Class 8 Claims, pursuant to Options A, B and C, will be deferred until December 22, 2004 pro rata, by the amount by which the Debtors’ excess availability is less than $37 million; provided, however, in no event may the December 2003 distribution to holders of Allowed Class 8 Claims be less than $1 million.  In the event that the Debtors’ excess availability under their Exit Financing Facility on December 18, 2004 is less than $40 million then the deferred December 2003 payments to holders of Allowed Class 8 Claims, pursuant to Options A, B and C, will be deferred until December 22, 2005 pro rata, by the amount by which the Debtors’ excess availability is less than $40 million; provided, however, in no event may the December 2004 distribution to holders of Class 8 Claims be less than (i) the amounts due to Class 8 creditors on December 22, 2004, plus (ii) $1 million of the deferred December 2003 payments.  Any payments deferred until December 22, 2005 pursuant to this provision shall be due and payable no later than December 22, 2005 irrespective of the Debtors’ performance or excess availability under the Exit Financing Facility.  The deferrals described herein shall be applicable if, and only if, the Debtors’ excess availability under their Exit Financing Facility on December 18, 2003 is less than $37 million.

b.              The fourth sentence in the second paragraph of Section 4.04 of the Plan will be replaced with the following:

Payments on the New Kayne Anderson Equipment Notes may only be paid if the Reorganized Debtors are current with respect to payments due to holders of Allowed Class 8 Claims, and such payments have not been deferred and remain unpaid pursuant to the Plan, and further provided that the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

c.               The sixth sentence in the third paragraph of Section 4.05 of the Plan will be replaced with the following:

Payments on the New KBB Subordinated Note may only be paid if the Reorganized Debtors are current with respect to payments due to holders of Allowed Class 4 and Class 8 Claims, and such payments have not been deferred and remain unpaid pursuant to the Plan, and further provided that the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

d.              Section 12.03 of the Plan will be revised to replace the first sentence with the following:

Prior to the Effective Date, as the successor to the Creditors’

Committee, the Creditors’ Committee shall have established the Post-Confirmation Committee consisting of up to five holders of Allowed Class 8 Claims to be chosen by the Creditors’ Committee.

4.             The provisions of Plan Section 10.06 will apply to the conduct of the Debtors and each of the members of the Committee and the Post-Confirmation Committee in connection with the negotiation and implementation of the Plan modifications herein.

5.             This Court shall retain jurisdiction over any and all matters arising from or related to the implementation or interpretation of this Order.

Dated:	April , 2003	/s/ Lloyd King
	Wilmington, Delaware	The Honorable Lloyd King
United States Bankruptcy Judge